Exhibit 5.8

[Bracewell & Giuliani LLP Letterhead]

January 29, 2016

HealthSouth Corporation
3660 Grandview Parkway
Suite 200
Birmingham, Alabama 35243

Ladies and Gentlemen:

We have acted as special Texas counsel to HealthSouth Corporation, a Delaware corporation (the “Company”), and the Texas Subsidiary Guarantors (as defined below) in connection with the registration on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by the Company and certain of its subsidiaries under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the Company’s offer to exchange (the “Exchange Offer”) all outstanding unregistered 5.75% Senior Notes due 2024 and 5.75% Senior Notes due 2025 (the “Initial Notes”) for two new series of notes bearing substantially identical terms (the “Exchange Notes”) and (ii) the guarantees (the “Guarantees”) of certain subsidiaries of the Company listed in the Registration Statement as guarantors of the Exchange Notes. The Initial Notes were issued, and the Exchange Notes will be issued, under an Indenture dated as of December 1, 2009 among the Company and Wells Fargo Bank, National Association, as successor to the Bank of Nova Scotia Trust Company of New York, as Trustee (as supplemented and amended to date, the “Indenture”). We have been asked by the Company to render this opinion.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Articles or Certificate of Incorporation, as amended, and Bylaws of each of Tarrant County Rehabilitation Hospital, Inc. and Tyler Rehabilitation Hospital, Inc. (the “Texas Subsidiary Guarantors”), (ii) certain resolutions adopted by the respective boards of directors of the Texas Subsidiary Guarantors and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes hereof. In addition, we have relied on certificates of officers of the Company, of the Texas Subsidiary Guarantors and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of such examinations and investigations, we have assumed the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals, the conformity to original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

HealthSouth Corporation
January 29, 2016

Based on the foregoing, we are of the opinion that each of the Texas Subsidiary Guarantors (i) is validly existing and in good standing as a corporation under the laws of the State of Texas, (ii) has full corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantees, and (iii) has duly authorized the execution, delivery and performance of its obligations under the Indenture, including the Guarantees.

The foregoing opinion is based on and limited to the law of the State of Texas, and we render no opinion with respect to the law of any other jurisdiction. We hereby authorize Akerman LLP to rely on this opinion in delivering its opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP

Bracewell & Giuliani LLP